UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): June 14, 2019

Steel Connect, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-35319	04-2921333
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1601 Trapelo Road, Suite 170 Waltham, Massachusetts		02451
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (781) 663-5000

(Former Name or Former Address, If Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
Common Stock, $0.01 par value	STCN	Nasdaq Global Select

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

On June 14, 2019, Steel Connect, Inc. (“Steel Connect” or the “Company”) entered into a Management Services Agreement (the “Management Services Agreement”) with Steel Services Ltd. (“Steel Services”), an indirect wholly owned subsidiary of Steel Partners Holdings L.P. (“Steel Holdings”). The Management Services Agreement is effective as of June 1, 2019. The Management Services Agreement supersedes all prior agreements between the Company and Steel Services, including that certain Management Services Agreement, dated January 1, 2015, between SPH Services, Inc. (now known as Steel Services) and the Company.

Pursuant to the Management Services Agreement, Steel Services will provide the Company and its subsidiaries with the non-exclusive services of a person or people to serve in various positions or functions, and perform duties normally associated with those specific or substantially equivalent positions or functions for the Company, including: Legal and Environmental Health & Safety, Finance and Treasury, Human Resources, Lean, Internal Audit, Mergers and Acquisitions, and Information Technology (the “Services”).

The Management Services Agreement was approved by a special committee of the Company’s Board of Directors (the “Board”) comprised entirely of independent directors having no affiliation with Steel Services or its affiliates (the “Committee”). Upon recommendation of the Committee, the Management Services Agreement was subsequently approved by the full Board on June 13, 2019, with directors affiliated with Steel Services or its affiliates abstaining. In performing the Services, Steel Services will be subject to the supervision and control of the Committee and will report to the Committee and/or such other person designated by the Committee.

The Management Services Agreement provides that the Company will pay Steel Services a fixed monthly fee of $282,800 in consideration of the Services and will reimburse Steel Services and its representatives for all reasonable expenses incurred in providing the Services. Additionally, Steel Services shall, to the extent legally permissible, earn a reasonable success fee to be mutually agreed upon by the parties for any acquisition, divestiture, or financing transaction completed by the Company during the term of the Management Services Agreement.

The Management Services Agreement will continue through December 31, 2019 and will automatically renew for successive one (1) year periods (each such period, a “Term”) unless and until terminated (i) by either party, effective on the last day of the current Term, upon not less than ninety days prior written notice to the other; (ii) by the Company, at any time, on less than ninety days-notice; provided that, in the case of (i) or (ii) the Company pays a termination fee to Steel Services as provided in the Management Services Agreement, which fee shall equal 125% of the fees due under the Management Services Agreement from and including the termination date until the 90th day following the date of such termination; (iii) immediately upon the bankruptcy or dissolution of Steel Services; (iv) promptly by the Company upon a material breach of the Management Services Agreement by Steel Services; or (iv) immediately by the Company for Cause (as defined in the Management Services Agreement).

As of the date of this Current Report on Form 8-K, Steel Holdings and its affiliates beneficially owned 48,389,990 shares of the Company’s Common Stock (including 17,857,143 shares of Common Stock underlying the  Company’s Series C Convertible Preferred Stock held by SPH Group Holdings LLC (“SPHG Holdings”) and 6,293,706 shares of Common Stock underlying the Company’s currently convertible 7.50% Convertible Senior Note due 2024 owned directly by SPHG Holdings), representing approximately 56.3% of our outstanding shares of Common Stock. SPHG Holdings is an affiliate of Steel Holdings. Steel Partners Holdings GP Inc. (“Steel Holdings GP”) is the general partner of Steel Holdings. Warren G. Lichtenstein, the Company’s Interim Chief Executive Officer and the Executive Chairman of our Board, is also the Executive Chairman of Steel Holdings GP. Glen Kassan, our Vice Chairman of the Board and former Chief Administrative Officer, is an employee of Steel Services. Jack L. Howard, a member of our Board is also the President and a director of Steel Holdings GP. William T. Fejes, a member of our Board, is the President of Steel Services.

The foregoing description of the Management Services Agreement does not purport to be a complete description of all of the terms of the Management Services Agreement, and is qualified in its entirety by reference to the full text of the Management Services Agreement, a copy of which will be filed with the Securities and Exchange Commission (the “Commission”) as an exhibit to the Company’s Annual Report on Form 10-K for the fiscal year ending July 31, 2019 (the “Form 10-K”). Certain terms of the Management Services Agreement have been omitted from this Current Report on Form 8-K and will be omitted from the version of the Management Services Agreement to be filed as an exhibit to the Form 10-K pursuant to a Confidential Treatment Request that the Company plans to submit to the Commission at the time of the filing of the Form 10-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

June 20, 2019	Steel Connect, Inc.

	By:	/s/ Louis J. Belardi
		Name:	Louis J. Belardi
		Title:	Chief Financial Officer